Exhibit 99.1

BRUSH ENGINEERED MATERIALS INC. REPORTS THIRD QUARTER RESULTS SALES UP 48% AND NET INCOME UP 82%

Company Raises Outlook for the Remainder of the Year

Cleveland, Ohio — October 26, 2006 — Brush Engineered Materials Inc. (NYSE-BW) today reported third quarter sales of $200.4 million, up $64.8 million or 48% compared to the third quarter of 2005. Net income for the quarter was $7.1 million, up $3.2 million or 82% compared to the prior year. Earnings per share diluted were $0.35 compared to $0.20 for the third quarter of 2005. Sales and earnings were consistent with the increased expectations for the quarter that were announced recently. .

Counter to the lower seasonal demand that the Company normally sees in the third quarter, overall demand across the Company’s major key markets actually increased compared to the first half. The stronger sales growth was driven by increased demand from consumer electronics, an improvement in telecommunications infrastructure product applications and continued strength from the oil and gas, heavy equipment and automotive electronics markets. In addition, the Company has been experiencing continued success in the marketplace for its new product initiatives, which has also contributed to the growth. Approximately 17 percentage points of the 48 point year-over-year quarterly sales increase is related to higher metal prices that the Company has been able to pass on to customers. An additional 5 percentage points of the sales increase for the quarter was related to acquisitions made in 2005 and early 2006. The Company’s organic growth was approximately 26% in the quarter. Third quarter sales of $200.4 million were the highest reported quarterly sales in the Company’s history and the fifteenth consecutive quarter where sales were higher than the comparable quarter of the prior year.

While earnings for the third quarter improved substantially when compared to the prior year, gross margin in the quarter, while higher than the prior year, was lower than the Company would have expected due to a number of factors. These factors included a less favorable product mix, higher than expected new product ramp-up costs, and other manufacturing costs. Combined, the above lowered the Company’s gross profit margin by approximately 1.0 percentage point and the Company’s pretax profit by approximately $2.0 million in the quarter. Gross margin for the quarter as a percent of sales, including the negative affect of the above, was 19.8%, up .7 percentage points, compared to the gross margin of 19.1% for the third quarter of 2005.

During the quarter, copper prices had less of a negative impact on results than in the first half of the year. The Company is continuing to make good progress in passing the cost of copper through to customers, and currently estimates that the pass through rate will be over 90% by the end of the year. This, along with an expected improvement in product mix, improved operating efficiencies and lower administrative costs should improve operating margins in the fourth quarter of 2006 compared to the third quarter.

Income before income taxes for the quarter was $9.7 million, up 130% or $5.5 million compared to the third quarter of 2005. A 26.6% tax rate was applied to the third quarter income before income taxes versus 7.6% to the third quarter of 2005. The major difference between the two rates is that the domestic federal tax expense was offset in 2005 by the reversal of a portion of the Company’s deferred tax asset valuation allowance. Therefore, the third quarter 2006 earnings per share comparison to the prior year is negatively affected by approximately $0.04 per share due to the prior year having a lower effective tax rate.

For the first nine months of the year, sales were $555.2 million, up $154.6 million or 39% compared to the same period of the prior year. Sales growth, net of the impact of increased metal prices, was approximately 25%. Net income for the first nine months of the year was $19.3 million or $0.96 diluted per share, up 41% or $5.6 million compared to net income of $13.7 million or $0.71 per share diluted for the same period last year. A 29.9% tax rate was applied to the first nine months’ income before income taxes versus 7.3% for the same period last year, negatively affecting the earnings per share comparison by approximately $0.17 due to the prior year lower effective tax rate. On a pre-tax basis, year-to-date earnings were $27.5 million, up $12.7 million or 86% compared to the prior year.

BUSINESS SEGMENT REPORTING

Microelectronics Group

The Microelectronics Group includes Williams Advanced Materials Inc. (WAM) and Electronic Products.

The Microelectronics Group’s sales for the third quarter of 2006 were $99.8 million, up 61% compared to the third quarter 2005 sales of $61.9 million. Sales for the first nine months were $271.7 million up $102.8 million or 61% compared to the first nine months of 2005. Operating profit for the third quarter was $6.2 million, 9% above the third quarter 2005 operating profit of $5.7 million. For the first nine months of 2006 operating profit was $24.1 million, up $10.0 million or 71% compared to the same period of 2005. Operating profit growth was negatively impacted year to date and especially in the third quarter by product mix, excessive manufacturing ramp up and process development costs and increased overhead costs related to domestic and international expansion initiatives.

WAM’s third quarter sales were $92.0 million, up 66% above third quarter 2005 sales of $55.6 million. Year to date, WAM grew 67% to $250.3 million compared to $149.6 million in the prior year. Metal prices that were passed through to customers accounted for approximately one third of the sales increase for both the third quarter and the year to date. Acquisitions subsequent to the first quarter of 2005 added approximately $7.1 million or 13 percentage points of the sales growth in the third quarter and $24.1 million or 16 percentage points of the sales growth for the first nine months of the year. The sales growth in the third quarter and first nine months of the year is due to strong demand and new product growth in the magnetic data storage, wireless/photonics, handset and semiconductor markets. This strength is expected to continue into the fourth quarter. WAM is in the process of expanding its Brewster, New York operations to accommodate the stronger demand in the magnetic data storage market. During the third quarter WAM also continued to expand its operations geographically in Europe and Asia.

Electronic Products’ third quarter 2006 sales were $7.8 million and first nine months’ sales were $21.4 million, up 24% and 11% respectively as compared to the third quarter and first nine months of 2005. The sales increase has been driven primarily from strong demand from the telecommunications and computer, and automotive markets.

Metal Systems Group

The Metal Systems Group consists of Alloy Products, Technical Materials, Inc. (TMI), Beryllium Products and Brush Resources Inc.

The Metal Systems Group’s third quarter sales were $100.6 million, 36% higher than the third quarter 2005 sales of $73.8 million. For the first nine months, sales were $283.5 million, up approximately 22% compared to $231.7 million in the same period of the prior year. The third quarter operating profit was $5.4 million, up $5.2 million compared to the third quarter 2005 operating profit of $0.2 million. Operating profit for the first nine months was $10.0 million, up $3.7 million, or 58%, compared to the same period of last year. The improvement in operating profit is primarily due to the increased sales volume, improved product mix and higher copper price pass through.

Alloy Products’ third quarter sales of $70.8 million were up $19.4 million or 38% compared to third quarter 2005 sales of $51.5 million. Sales for the first nine months of the year were $200.1 million, up $45.0 million or 29% compared to the first nine months of 2005. The strength in Alloy Products’ sales in the third quarter and for the year to date has been driven by strong demand from its key markets, including telecommunications and computer, automotive electronics, and industrial components, particularly oil and gas and heavy equipment. During the third quarter, Alloy began seeing increased demand from the infrastructure segment of the telecommunications market. Alloy Products’ sales growth has also been enhanced throughout the year by the continued improvements/enhancements to products such as our line of ToughMet® alloys and strip products to meet new and more demanding needs in our key markets. Although copper prices had a negative impact on margins during the quarter, the impact was less than in prior quarters due to Alloy’s progress in successfully achieving its goal of over 90% pass through of copper to customers by the end of the year.

TMI’s third quarter sales of $17.0 million were up 45% compared to the third quarter of 2005. Year-to-date sales were $53.0 million, up 43% versus the same period last year. TMI’s higher sales are attributed to the strength in the telecommunications and computer market and automotive electronics. In addition, TMI is experiencing opportunities in the medical and energy markets. New product growth has accounted for approximately 52% of TMI’s growth thus far in 2006.

Beryllium Products’ third quarter sales were up 30% or $2.4 million to $10.4 million compared to the third quarter of 2005. For the first nine months of the year, sales of $28.1 million were 17% lower compared to the same period in 2005. Sales of x-ray windows for the industrial/analytical scanner markets, materials for acoustic applications and initial shipments for the previously announced JET Project contributed to the sales strength during the third quarter. Year-to-date sales comparisons to the prior year were affected by the completion of the initial material supply contract for the James Webb Telescope in 2005. It is anticipated that demand from the defense market will increase in the fourth quarter of 2006, which, along with higher JET Project shipments during the quarter should result in a strong increase in Beryllium Products’ sales compared to earlier quarters.

Brush Resources had external beryllium hydroxide sales in the third quarter of $2.4 million, about flat with 2005 third quarter sales of $2.5 million. For the first nine months of the year, external sales were $2.4 million as compared to $5.7 million for the same period last year. It is anticipated that additional external sales of beryllium hydroxide will occur in the fourth quarter of 2006.

OUTLOOK

The strong organic sales growth experienced throughout the year is being driven by strong demand across all of the Company’s key markets as well as the continued success of new products targeted at new markets and high growth technology applications in existing markets and the success of the Company’s geographic expansion efforts. The Company’s strategic acquisitions have also added to the Company’s overall growth. The consumer electronics related markets, which include portions of telecommunications and computer, as well as magnetic data storage, have been especially strong. The Company’s oil and gas, heavy equipment and aerospace and defense markets also continue to show strong demand. Although lead times are short and visibility beyond a few weeks is unclear, order entry has been strong thus far in the fourth quarter. Some of this strength may be partially offset by a general softening in the domestic automotive electronics and semiconductor markets later in the quarter.

Assuming no change in the factors noted above and no change in overall global economic conditions, the Company is raising its outlook from what was published recently. At this time, sales for the fourth quarter are expected to be in the range of $180.0 million to $190.0 million, up 28% to 35% compared to the fourth quarter of 2005. The sales range for the full year 2006 is, therefore, now expected to be $735.0 million to $745.0 million, up 36% to 38% compared to 2005. For the year, the previous estimate was for sales to be in the range of $725.0 million to $735.0 million.

The Company expects gross margins to improve during the fourth quarter by up to three percentage points as compared to the third quarter of 2006 due to a more favorable product mix, improved operating efficiencies and continued progress with the pass through of copper prices. Thus, fourth quarter earnings are expected to be in the range of $0.34 to $0.42 per share. For the full year 2006, earnings are now expected to be in the range of $1.30 to $1.38 per share, an increase of approximately $0.10 a share from the estimate recently published.

While trends are certainly favorable, the Company believes that commenting on expectations for 2007 would be premature given that macro economic conditions for the markets the Company serves and the overall economic climate are not clear at this time.

CHAIRMAN’S COMMENTS

Commenting on the results, Dick Hipple, Chairman, President and CEO stated, “I am pleased to report the record quarterly sales and the fifteen consecutive quarters of sales growth we have experienced along with the substantial increase in earnings. Our performance continues to demonstrate that we are well positioned in our markets and that our new product, new market and geographic expansion initiatives continue to reinforce our goal to grow sales consistently over time. We are intensely focused on leveraging our higher sales into increased margins while we invest in capturing our expanding global opportunities.

CONFERENCE CALL

Brush Engineered Materials will conduct a teleconference in conjunction with today’s release. The teleconference begins at 2:00 p.m. Eastern Time, October 26, 2006. The conference call will be available via webcast through the Company’s website at www.beminc.com or through www.InvestorCalendar.com. By phone, please dial (877) 407-0782, callers outside the U.S. can dial (201) 689-8567.

FORWARD-LOOKING STATEMENTS

Portions of the narrative set forth in this document that are not statements of historical or current facts are forward-looking statements. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors. These factors include, in addition to those mentioned herein:

•	The global and domestic economies;

•	The condition of the markets which we serve, whether defined geographically or by segment, with the major market segments being telecommunications and computer, magnetic and optical data storage, aerospace and defense, automotive electronics, industrial components and appliance;

•	Changes in product mix and the financial condition of customers;

•	Actual sales, operating rates and margins for the remainder of 2006;

•	Our success in developing and introducing new products and applications;

•	Our success in integrating newly acquired businesses;

•	Our success in implementing our strategic plans and the timely and successful completion of any capital projects;

•	The availability of adequate lines of credit and the associated interest rates;

•	Other financial factors, including cost and availability of materials, tax rates, exchange rates, pension and other employee benefit costs, energy costs, regulatory compliance costs, and the cost and availability of insurance;

•	The uncertainties related to the impact of war and terrorist activities;

•	Changes in government regulatory requirements and the enactment of new legislation that impacts our obligations; and

•	The conclusion of pending litigation matters in accordance with our expectation that there will be no material adverse effects.

Brush Engineered Materials Inc., commemorating its 75th year in 2006, is headquartered in Cleveland, Ohio. The Company, through its wholly-owned subsidiaries, supplies worldwide markets with beryllium products, alloy products, electronic products, precious metal products, and engineered material systems.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Investors:
Michael C. Hasychak
(216) 383-6823

Media:

Patrick S. Carpenter
(216) 383-6835

http://www.beminc.com

Consolidated Balance Sheets
(Unaudited)

	Sept 29	Dec 31
(Dollars in thousands)	2006	2005
Assets
Current assets
Cash and cash equivalents	$11,818	$10,642
Accounts receivable	104,390	69,938
Inventories	143,793	104,060
Prepaid expenses	15,041	14,417
Deferred income taxes	1,143	1,118

Total current assets	276,185	200,175
Other assets	79,869	8,252
Related-party notes receivable	98	358
Long-term deferred income taxes	—	4,109
Property, plant and equipment	558,424	540,420
Less allowances for depreciation,
depletion and impairment	381,426	363,358

	176,998	177,062
Goodwill	15,390	12,746

	$486,540	$402,702

Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt	31,598	23,634
Current portion of long-term debt	632	636
Accounts payable	29,920	20,872
Other liabilities and accrued items	50,600	38,522
Unearned revenue	444	254
Income taxes	1,186	726

Total current liabilities	114,380	84,644
Other long-term liabilities	7,541	8,202
Retirement and post-employment benefits	66,732	65,290
Deferred income taxes	2,995	172
Long-term debt	48,282	32,916
Shareholders’ equity	246,610	211,478

	$486,540	$402,702

See notes to consolidated financial statements.

Consolidated Statements of Income
(Unaudited

	Third Quarter Ended		Nine Months Ended
	Sept 29	Sept 30,	Sept 29	Sept 30,
(Dollars in thousands except share and per share amounts)	2006	2005	2006	2005
Net sales	$200,426	$135,614	$555,227	$400,637
Cost of sales	160,715	109,674	441,554	317,014

Gross margin	39,711	25,940	113,673	83,623
Selling, general and administrative expenses	26,848	19,219	77,951	56,981
Research and development expenses	971	1,137	3,006	3,673
Other-net	1,258	(219)	1,960	3,444

Operating profit	10,634	5,803	30,756	19,653
Interest expense	983	1,575	3,250	4,843

Income before income taxes	9,651	4,228	27,506	14,810
Income taxes	2,564	320	8,224	1,085

Net income	$7,087	$3,908	$19,282	$13,725

Per share of common stock: basic	$0.36	$0.20	$0.99	$0.71
Weighted average number	19,784,000	19,227,000	19,547,000	19,216,000
of common shares outstanding
Per share of common stock: diluted	$0.35	$0.20	$0.96	$0.71
Weighted average number
of common shares outstanding	20,111,000	19,372,000	19,998,000	19,372,000

Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended
	Sept 29,	Sept 30,
(Dollars in thousands)	2006	2005
Net income	$19,282	$13,725
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation, depletion and amortization	17,668	16,042
Amortization of deferred financing costs in interest expense	440	874
Derivative financial instrument ineffectiveness	(163)	(487)
Stock-based compensation expense	451	—
Decrease (increase) in accounts receivable	(30,951)	(8,552)
Decrease (increase) in inventory	(896)	(5,906)
Decrease (increase) in prepaid and other current assets	(1,189)	(185)
Decrease (increase) in deferred income taxes	6,075	—
Increase (decrease) in accounts payable and accrued expenses	14,212	(9,094)
Increase (decrease) in unearned revenue	190	(7,789)
Increase (decrease) in interest and taxes payable	1,198	(734)
Increase (decrease) in long-term liabilities	3,013	1,870
Other – net	7,872	1,791

Net cash provided from operating activities	4,425	1,555
Cash flows from investing activities:
Payments for purchase of property, plant and equipment	(9,659)	(9,083)
Payments for purchase of business less cash received	(72)	(3,982)
Purchase of equipment previously held under operating lease	—	(448)
Payments for purchase of business net of cash operating lease	(25,694)	(3,982)
Proceeds from sale of property, plant and equipment	—	45
Other investments – net	33	(48)

Net cash used in investing activities	(35,392)	(13,516)
Cash flows from financing activities:
Proceeds from issuance/(repayment) of short-term debt	7,619	5,355
Proceeds from issuance of long-term debt	26,000	—
Repayment of long-term debt	(10,633)	(19,205)
Issuance of common stock under stock option plans	9,441	367

Net cash provided from (used in) financing activities	32,427	(13,483)
Effects of exchange rate changes	(284)	(1,046)

Net change in cash and cash equivalents	1,176	(26,490)
Cash and cash equivalents at beginning of period	10,642	49,643

Cash and cash equivalents at end of period	$11,818	$23,153

See notes to consolidated financial statements.

Notes to Consolidated Financial Statements

(Unaudited)

Note A — Accounting Policies

In management’s opinion, the accompanying consolidated financial statements contain all adjustments necessary to present fairly the financial position as of September 29, 2006 and December 31, 2005 and the results of operations for the third quarter and nine months ended September 29, 2006 and September
30, 2005. All of the adjustments were of a normal and recurring nature.

Note B – Inventories

	Sept 29	Dec. 31,
(Dollars in thousands)	2006	2005
Principally average cost:
Raw materials and supplies	$29,338	$24,050
Work in process	119,585	88,480
Finished goods	52,342	30,553

Gross inventories	201,265	143,083
Excess of average cost over LIFO inventory value	57,472	39,023
Net inventories	$143,793	$104,060

Note C – Pensions and Other Post-retirement Benefits

	Pension Benefits		Other Benefits
	Third Quarter Ended		Third Quarter Ended
	Sept 29	Sept 30,	Sept 29	Sept 30,
(Dollars in thousands)	2006	2005	2006	2005
Components of net periodic benefit cost
Service cost	$1,253	$1,187	$74	$75
Interest cost	1,742	1,616	476	560

Expected return on plan assets	(2,078)	(2,189)	—	—
Amortization of prior service cost	(178)	(169)	(9)	(21)
Amortization of net loss	517	312	—	—
Net periodic benefit cost	$1,256	$766	$541	$614

	Pension Benefits		Other Benefits
	Nine Months Ended		Nine Months Ended
	Sept 29	Sept 30,	Sept 29	Sept 30,
(Dollars in thousands)	2006	2005	2006	2005

Components of net periodic benefit cost
Service cost	$3,760	$3,561	$222	$225
Interest cost	5,227	4,847	1,427	1,682

Expected return on plan assets	(6,235)	(6,566)	—	—
Amortization of prior service cost	(534)	(506)	(27)	(64)
Amortization of net loss	1,550	963	—	—
Net periodic benefit cost	$3,768	$2,299	$1,622	$1,843

The Company amended its domestic defined benefit pension plan effective in the second quarter 2005. The amendment revised the pension benefit payout formula for the majority of the plan participants and various other aspects of the plan as well. The amendment was deemed to be a significant event and therefore the plan assets, liabilities and net periodic cost were remeasured in accordance with Statement No. 87, “Employers’ Accounting for Pensions”. As part of the remeasurement process, management reviewed the key valuation assumptions and made adjustments as warranted. As a result of the remeasurement, a charge of $11.1 million was recorded against other comprehensive income, a component of shareholders’ equity, with the offset credited against the minimum pension liability and the prior service cost asset.

Note D — Comprehensive Income

The reconciliation between net income and comprehensive income for the three and nine month periods ended September 29, 2006 and September 30, 2005 is as follows:

	Third Quarter Ended		Nine Months Ended
	Sept 29	Sept 30	Sept 29	Sept 30,
(Dollars in thousands)	2006	2005	2006	2005
Net income	$7,087	$3,908	$19,282	$13,725
Cumulative translation adjustment	(14)	(446)	476	(1,443)
Change in the fair value of derivative
financial instruments	(1,034)	1,123	4,732	6,772
Minimum pension liability	—	—	—	(11,138)

Comprehensive income	$6,039	$4,585	$24,490	$7,916

The $11.1 million charge to comprehensive income in 2005 for the minimum pension liability resulted from the remeasurement of the domestic defined benefit pension plan as described in Note C to the Consolidated Financial
Statements.

Note E — Segment Reporting

			Total
(Dollars in thousands)	Metal Systems	Micro Electronics	Segments	All Other	Total
Third Quarter 2006

Revenues from external customers	$100,647	$99,779	$200,426	$—	$200,426
Intersegment revenues	1,586	619	2,205	—	2,205
Operating profit (loss)	5,420	6,247	11,667	(1,033)	10,634
Third Quarter 2005

Revenues from external customers	$73,762	$61,852	$135,614	$—	$135,614
Intersegment revenues	832	429	1,261	—	1,261
Operating profit (loss)	240	5,675	5,915	(112)	5,803
First Nine Months 2006

Revenues from external customers	$283,540	$271,687	$555,227	$—	$555,227
Intersegment revenues	3,626	1,987	5,613	—	5,613
Operating profit (loss)	10,020	24,134	34,154	(3,398)	30,756
Assets	346,904	172,910	519,814	(33,274)	486,540
First Nine Months 2005

Revenues from external customers	$231,746	$168,891	$400,637	$—	$400,637
Intersegment revenues	2,053	1,202	3,255	—	3,255
Operating profit	6,348	14,137	20,485	(832)	19,653
Assets	299,536	89,242	388,778	5,326	394,104

The “All Other” assets were a net credit balance as of September 29, 2006 as a result of the LIFO reserve being larger than the debit balances of the other items. The $38,6 million change in the assets within “All
Other” from the third quarter 2005 to the third quarter 2006 resulted from a change in the LIFO reserve of
$23.9 million, a reduction in cash of $11.3 million and changes in property, plant and equipment and other assets.